Exhibit 99.(a)(1)(B)

To:

From: TenderOffer@nvidia.com

Subject: Important Information About Certain of Your NVIDIA Stock Option Grants

Earlier today, all NVIDIA employees received an email detailing the findings of the internal and Audit Committee review of our stock option grant practices. You are receiving this email because NVIDIA has determined that, as a result of these reviews, one or more of the NVIDIA stock option grants that you hold may have been granted with an exercise price that is less than the fair market value of the shares on the date of grant (we refer to these grants as Impacted Option Grants).

We are pleased to announce that NVIDIA is offering you an opportunity to participate in a special option amendment program with respect to the potentially Impacted Option Grants that you hold.

The option amendment program is being conducted by means of a tender offer pursuant to which you can elect to amend your eligible Impacted Option Grants so that the Impacted Option Grants can be “cured” (to the extent possible under the currently available guidance under Section 409A). That is, your amended options should no longer be subject to the adverse tax treatment of Section 409A or similar state tax laws based on the discount recognized for accounting purposes.

The specific details of the tender offer as well as some Frequently Asked Questions are included as attachments to this email. Additionally, today you should also receive a statement via email that details each Impacted Option Grant that you hold.

To participate in the tender offer you must access the tender offer website: https://tenderoffer.nvidia.com. To login you will need a User Name and Password. By default these are set up as follows:

User Name: Your NVIDIA Employee Number

Password: The last 4 digits of your Social Security Number

Additional information regarding completing the election process is contained on https://tenderoffer.nvidia.com and in the Offering Memorandum attached to this email.

Finally, NVIDIA and a representative of Deloitte Tax will be holding an aggregate of six identical informational sessions on the NVIDIA Santa Clara Campus on Wednesday, November 29th and Monday, December 4th to:

•	Help explain the potentially adverse tax impact of Section 409A
•	Explain how NVIDIA is offering to address the situation and the choices you will need to make
•	Answer any questions you may have on the terms of the tender offer

Please plan to attend one of the information sessions. A dial in number is available for those unable to attend the live presentation.

BRIEFINGS

Where: NVIDIA Santa Clara, Building E – Marco Polo Conference Room

Dates/Times:	Wednesday, November 29, 2006
	Session 1:	2:00 PM (PST)
	Session 2:	3:30 PM (PST)
	Session 3:	5:00 PM (PST)

Monday, December 4, 2006
	Session 1:	1:00 PM (PST)
	Session 2:	3:00 PM (PST)
	Session 3:	5:00 PM (PST)

Participant Dial-in Number(s)

US: 1-800-504-8071

International: +1-303-248-0281

Access Code: 5666591

If you cannot attend one of the briefings, the presentation will be recorded and the replay will be posted to https://tenderoffer.nvidia.com.

If you have any trouble accessing https://tenderoffer.nvidia.com, if you believe you have not received the necessary documentation in connection with the tender offer, or if you have any questions about the documentation you have received, please send your question in an email to tenderoffer@nvidia.com.

Participation in the tender offer is voluntary, and may enable you to eliminate or reduce the potentially adverse personal tax consequences you may otherwise incur with respect to these Impacted Option Grants under Section 409A and similar state tax laws.

CIRCULAR 230 DISCLAIMER

The following disclaimer is provided in accordance with the IRS’s Circular 230 (21 CFR Part 10). Any tax advice contained in this email is intended to be preliminary, for discussion purposes only, and not final. Any such advice is not intended to be used for marketing, promoting or recommending any transaction or for the use of any person in connection with the preparation of any tax return. Accordingly, this advice is not intended or written to be used, and it cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed on such person.